Exhibit 18
January 30, 2019

Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, Virginia 22042

Dear Sirs/Madams:

We have audited the consolidated financial statements of Northrop Grumman Corporation and its subsidiaries (the “Company”) as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated January 30, 2019, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s election during 2018 to change its method of accounting for recognizing pension and other postretirement benefit plans actuarial gains and losses. Note 1 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2018 of a change in accounting method for recognizing actuarial gains and losses for all pension and other postretirement benefit plans from a corridor amortization method to immediate recognition. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP
McLean, Virginia